Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

1.	Registration Statement (Form S-3 No. 333-182642) of DCP Midstream, LP (the “Partnership”),

2.	Registration Statement (Form S-3 No. 333-203588) of the Partnership,

3.	Registration Statement (Form S-3 No. 333-196939) of the Partnership,

4.	Registration Statement (Form S-8 No. 333-142271) pertaining to the Partnership’s Long-Term Incentive Plan,

5.	Registration Statement (Form S-8 No. 333-211905) pertaining to the Partnership’s Long-Term Incentive Plan;

of our report dated February 15, 2017, with respect to the consolidated financial statements of Discovery Producer Services LLC, included in this Annual Report (Form 10-K) of the Partnership for the year ended December 31, 2016.

/s/ Ernst & Young LLP

Tulsa, Oklahoma
February 15, 2017